                                                                 EXHIBIT h(4)(b)

                   AMENDMENT NUMBER 1 TO THE TRANSFER AGENCY
                             AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2000 is made to the Transfer Agency and Service Agreement dated June 1, 2000, as amended (the "Agreement") between AIM Tax-Exempt Funds (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to
Article 11 of the Agreement.

Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

                                                     Per Account Fee
       Fund Type                                       Annualized
       ---------                                       ----------
       Class A, B and C
       Non-Daily Accrual Funds                          $15.20

       Class A, B and C
       Monthly Dividend and Daily Accrual Funds          16.20"

Paragraph 4 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"4.   Other Fees

      IRA Annual Maintenance Fee           $10 per IRA account per year (paid by
                                           investor per tax I.D. number).

      Balance Credit                       The total fees due to the Transfer
                                           Agent from all funds affiliated with
                                           the Fund shall be reduced by an
                                           amount equal to the investment income
                                           earned by the Transfer Agent on the
                                           DDA balances of the disbursement
                                           accounts for those funds.

      Remote Services Fee                  $3.60 per open account per year,
                                           payable monthly and $1.80 per closed
                                           account per year, payable monthly."

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

                                           AIM TAX-EXEMPT FUNDS



                                           By: /s/ ROBERT H. GRAHAM
                                               --------------------
                                               President

ATTEST:

/s/ P. MICHELLE GRACE
---------------------
Secretary

                                           A I M FUND SERVICES, INC.



                                           By: /s/ TONY D. GREEN
                                               -----------------
                                               President



ATTEST:


/s/ P. MICHELLE GRACE
---------------------
Assistant Secretary